CBIZ BOARD ADDS KATHY RAFFA AS INDEPENDENT DIRECTOR

CLEVELAND, OHIO – Jan. 21, 2025 – CBIZ, Inc. (NYSE: CBZ) ("the Company"), a leading national professional services advisor, today announced the appointment of Kathy Raffa as an independent director to the Company's Board of Directors, effective Jan. 15, 2025. Ms. Raffa was added to the Board of Directors pursuant to CBIZ’s acquisition of the non-attest assets of Marcum, which closed Nov. 1, 2024.

Ms. Raffa was President of Raffa, PC, a top 100 accounting firm based in Washington, D.C., where she also served as an Audit Partner for over 25 years prior to its merger with Marcum in 2018. She then served as the Office Managing Partner for Marcum’s offices in the D.C. region until her retirement in October 2023.

Ms. Raffa has more than 40 years of experience providing audit, accounting and consulting services to clients primarily in the nonprofit industry. Ms. Raffa’s clients included community-based, national and international charitable organizations, trade associations, performing arts organizations, museums, religious institutions, private and charter schools, and private foundations.

Ms. Raffa spent the first 10 years of her career at Coopers & Lybrand (now Pricewaterhouse Coopers) where she specialized in providing audit services to nonprofit and higher education organizations. She was responsible for the audits of many of their largest nonprofit clients.

"We are pleased to welcome Kathy Raffa to the CBIZ Board of Directors,” said Jerry Grisko, President and CEO of CBIZ. “Kathy’s deep knowledge of the accounting industry, her familiarity with the Marcum organization, her proven business acumen and her significant leadership experience will make her an invaluable contributor to our Board.”

Ms. Raffa is a graduate of The Wharton School at the University of Pennsylvania and is a Certified Public Accountant licensed in the District of Columbia and Maryland. She currently serves on the Board of Directors of EagleBank and Eagle Bancorp, Inc., and previously served on several nonprofit boards including Trinity Washington University and Levine Music. She has been a member of The Economic Club of Washington, D.C., and the city’s Federal City Council.

About CBIZ
CBIZ, Inc. (NYSE: CBZ) is a leading professional services advisor to middle-market businesses and organizations nationwide. With unmatched industry knowledge and expertise in accounting, tax, advisory, benefits, insurance, and technology, CBIZ delivers forward-thinking insights and actionable solutions to help clients anticipate what's next and discover new ways to accelerate growth. CBIZ has more than 10,000 team members across more than 160 locations in 21 major markets coast to coast. For more information, visit www.cbiz.com.

CONTACTS: Media: Amy McGahan, Director of Corporate & Strategic Communications, amy.mcgahan@cbiz.com; Investor Relations: Lori Novickis, Director, Corporate Relations, lnovickis@cbiz.com; CBIZ, Inc., Cleveland, Ohio, (216) 447-9000

CBIZ is a consulting, tax and financial services provider that works closely with CBIZ CPAs P.C., an independent CPA firm that provides audit, review and other attest services.	CBIZ.COM